EXHIBIT 99.1
INTEGRITY BANCSHARES, INC. REPORTS RECORD FIRST QUARTER EARNINGS
Alpharetta, GA, April 26, 2006 — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced earnings for the quarter ended March 31, 2006.
Net income for the first quarter was $2,177,000, or $0.14 per diluted share. This is an increase of 63% over last year’s quarterly net income of $1,334,000 and our most profitable quarter ever. Diluted earnings per share for the first quarter increased 47% over last year’s first quarter diluted earnings per share of $0.095. (Last year’s per share amount has been adjusted for the December 2005 two-for-one stock split).
Total assets as of March 31, 2006 were $882 million, an increase of 68% over the amount as of the same date last year of $525 million. The year-to-date return on average assets (ROA) and average equity (ROE) was 1.06% and 11.05%, respectively, compared to 1.09% and 12.0% for the same period last year.
The earnings growth is directly related to the strong asset growth, primarily in loans. Interest income on loans for the current first quarter of 2006 was $16 million, 103% higher than the same period last year. The rising rate environment has benefited our primarily floating rate loan portfolio. Our efficiency ratio for the first quarter was 45.7%. We are proud of this ratio since noninterest expenses include our charitable contributions, which are generally targeted at 10% of the previous year’s net income. Our Bank subsidiary donates the tithed funds through a Foundation to organizations in our community and around the world that are primarily faith-based, as well as individuals in need that have some relationship with us.
The slight decline in ROA was due primarily to growth in assets since first quarter 2005 outpacing increases in income. The company continues to maintain a well-capitalized position for regulatory purposes. The decline in ROE this quarter compared to first quarter 2005 was due largely to an increase in average common stock from a $15 million private placement offering in mid-2005.
We are also excited about our new location in Duluth, Georgia that opened its doors a few weeks ago. This is a full service banking facility on the corner of Satellite Boulevard and Old Peachtree Road. If you are in the neighborhood, please drop by and see our beautiful building and meet our staff there.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta, Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell, Georgia in 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna, Georgia in June, 2004. A loan production office opened in Cumming (Forsyth County), Georgia during the 4th quarter of 2005.
Sterne Agee & Leach, Inc. serves as a market maker of the common stock of the Company. Mr. Cary Cooper, Senior Vice President of Sterne Agee, is the principal contact (877-308-2663).
Morgan Keegan & Company, Inc. also serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Managing Director of Morgan Keegan, is the principal contact (404-240-6751).
The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & C.F.O.
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii) inflation, and (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in its transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2005 Annual Report to Shareholders and the 2005 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.
Contact:
Integrity Bancshares, Inc.
Ms. Suzanne Long
Senior Vice-President & C.F.O
(770) 777-0324
slong@myintegritybank.com